EXHIBIT 99.1

News Release

FOR ADDITIONAL INFORMATION:
Media Relations:	Investor Relations:
Jim Vitak	David Neuberger
(614) 790-3715	(859) 815-4454
jevitak@ashland.com	daneuberger@ashland.com

FOR IMMEDIATE RELEASE
Jan. 25, 2011

Ashland Inc. reports preliminary Q1 results:
78 cents EPS from continuing operations;
adjusted EPS of 79 cents excluding key items

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH) today announced preliminary(1) results for the quarter ended Dec. 31, 2010, the first quarter of its 2011 fiscal year.

Quarterly Highlights

(in millions except per-share amounts)	Quarter Ended Dec. 31, 2010	Quarter Ended Dec. 31, 2009
Operating income	$99	$127
Key items*	10	-
Adjusted operating income*	$109	$127

Adjusted EBITDA*	$175	$201

Diluted earnings per share (EPS)
From net income	$1.09	$1.10

From continuing operations	$0.78	$0.82
Key items*	0.01	(0.08)
Adjusted EPS from continuing operations*	$0.79	$0.74

Cash flows provided by operating activities from continuing operations	$(38)	$55
Free cash flow*	(72)	28

* See Tables 5, 6 and 7 for definitions and U.S. GAAP reconciliations.

Fiscal First-Quarter GAAP(2) Results
For its 2011 first quarter, Ashland reported sales of $1,433 million, operating income of $99 million, income from continuing operations of $62 million (78 cents per share) and net income of $87 million ($1.09 per share). Net income included income from discontinued operations of $25 million aftertax (31 cents per share), primarily related to the direct results of Ashland Distribution, the pending sale of which was announced in the December quarter. Cash flows used by operating activities from continuing operations amounted to $38 million.

Adjusted Results
Ashland Distribution's direct results have been excluded from continuing operations; however, certain costs previously allocated to Distribution remain in continuing operating income for all periods and are classified within Ashland's selling, general and administrative expenses. On this basis and adjusting for the impact of key items in both the current and prior-year quarters, Ashland's results for the December 2010 quarter as compared with the December 2009 quarter were as follows:
•	sales increased 8 percent to $1,433 million;
•	adjusted operating income was $109 million versus $127 million in the prior year;
•	adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) were $175 million versus $201 million a year ago; and
•	adjusted EPS from continuing operations grew 7 percent to 79 cents.

Key Items
In total, four key items had a net unfavorable EPS impact on continuing operations of 1 cent in the December 2010 quarter:
•	a $5 million (7 cents negative EPS impact) aftertax expense for accelerated depreciation related to capacity reductions at Ashland Performance Materials;
•	a $2 million (3 cents negative EPS impact) aftertax charge for transaction and startup costs related to the global joint venture with Süd-Chemie AG;
•	a $3 million (4 cents positive EPS impact) aftertax gain related to the market valuation of assets contributed to the Süd-Chemie joint venture; and
•	a $4 million (5 cents positive EPS impact) tax benefit from research-and-development tax credits signed into law on a retroactive basis.
In the year-ago quarter, one key item, related to foreign tax contingencies, had a net favorable impact on earnings of 8 cents per share. Refer to Table 5 of the accompanying financial statements for details of key items in both periods.
Results also included noncash intangible amortization expense of $17 million pretax in the December 2010 quarter and $18 million pretax in the 2009 December quarter. Amounts in both periods primarily reflect the addition of intangible assets from the Hercules acquisition.

Performance Summary
Commenting on Ashland's first-quarter results, Chairman and Chief Executive Officer James J. O'Brien said, "Ashland generated solid results for the December quarter in the face of continued escalation in our raw material costs. Both volumes and sales increased over the year-ago quarter, providing further evidence that the overall economy is improving and that our commercial units' efforts are producing results. I'm particularly pleased that despite this being our seasonally weakest quarter, Ashland achieved higher margins sequentially, a direct result of our ongoing pricing actions.
"Each of our commercial units continues to implement price increases, with the largest sequential gains achieved by Ashland Consumer Markets and Ashland Aqualon Functional Ingredients. Our success in the short term is directly related to our ability to pass through necessary pricing to offset these escalating costs."

Business Performance
In order to aid understanding of Ashland's ongoing business performance, the results of Ashland's business segments are presented on an adjusted basis and EBITDA is reconciled to operating income in Table 7 of this news release.
Functional Ingredients recorded sales of $216 million in the December 2010 quarter. Excluding amounts associated with the Pinova business divested in January 2010, sales improved 13 percent and volumes grew 16 percent over the prior December quarter. Sequentially, sales and volumes were both down 10 percent, reflecting typical seasonality in several end markets. Gross profit as a percent of sales was 31.2 percent in the December 2010 quarter versus 33.7 percent in the December 2009 quarter. The decline in gross profit margin versus the prior year largely reflects raw material inflation. Ongoing pricing actions generated a $6 million increase in selling prices sequentially, leading to a 250-basis-point increase in gross profit as a percent of sales over the September 2010 quarter. Pricing actions will continue to be implemented in order to fully restore historical margins. Selling, general and administrative and research-and-development (SG&A) expenses were up 7 percent versus the prior-year quarter, but down 6 percent sequentially. In total, Functional Ingredients' EBITDA in the December 2010 quarter declined 20 percent versus the prior-year quarter, to $43 million, and was flat sequentially, despite seasonally weaker volumes. EBITDA for the December 2010 quarter equaled 19.9 percent of sales as compared with 25.7 percent in the prior December quarter and 18.0 percent in the September 2010 quarter.
Ashland Hercules Water Technologies' sales were $451 million in the December 2010 quarter, up 2 percent over the year-ago quarter, but down 2 percent sequentially. Gross profit as a percent of sales of 31.6 percent was 500 basis points below the year-ago quarter, but roughly even sequentially. Raw material costs continued to rise, and since the prior December quarter, Water Technologies has recovered only about 15 percent of these cost increases. Since the end of the December quarter, Water Technologies has announced a number of significant price increases across a broad range of product lines and continues to work toward restoring margins. SG&A expenses declined 2 percent versus the prior-year quarter and were down 6 percent sequentially. In total, Water Technologies' EBITDA of $45 million was 29 percent below the prior-year quarter, but increased 13 percent sequentially. EBITDA amounted to 10.0 percent of sales in the December 2010 quarter, as compared with 14.2 percent in the prior-year quarter and 8.7 percent in the September 2010 quarter.
Ashland Performance Materials achieved sales growth of 20 percent over the year-ago December quarter, to $326 million. Two recent transactions affect comparisons between periods: the April 2010 purchase of Ashland's partner's 50-percent interest in Ara Quimica and the December 2010 formation of the global joint venture with Süd-Chemie. Excluding the effects of these transactions, sales of composites and adhesives were still up 17 percent over the prior year. On this same basis, volume per day increased 9 percent over the year-ago quarter, but was down 4 percent sequentially, in line with normal seasonality. Gross profit as a percent of sales of 16.6 percent, which excludes key items, declined versus both the December 2009 and September 2010 quarters. The gross margin decrease largely reflects the effects of the Süd-Chemie joint venture, as well as higher manufacturing costs in the December 2010 quarter. For the near term, the effects of the Süd-Chemie joint venture are expected to result in an approximately 150-basis-point reduction in gross margins; however, the effect on EBITDA margins should be minor. Overall, Performance Materials' EBITDA of $26 million grew 24 percent over the prior-year quarter and was flat sequentially. EBITDA as a percent of sales was 8.0 percent, a 30-basis-point improvement over the year-ago quarter and 60 points above the September 2010 quarter.
Consumer Markets' sales of $440 million increased 10 percent over the year-ago December quarter on roughly flat lubricant volume. All market channels showed strong sales growth over the prior year. Sequentially, sales were down 5 percent, while lubricant volume declined 9 percent, as price increases offset the seasonal decline in volume. Gross profit as a percent of sales fell 300 basis points versus the December 2009 quarter, but increased 200 basis points sequentially to 30.9 percent. SG&A expenses rose slightly over the year-ago quarter, but declined 9 percent sequentially, largely due to lower advertising and promotional expenses. In total, Consumer Markets' December 2010 quarter EBITDA was $74 million, 3 percent below the year-ago quarter, but 21 percent above the September 2010 quarter. The EBITDA margin was 16.8 percent for the December 2010 quarter, 220 basis points below the prior year, but a 360-basis-point improvement sequentially.
Ashland announced the pending sale of Ashland Distribution during the December quarter. Accordingly, Distribution's results are now reported within the Discontinued Operations caption. The results described in this paragraph reflect the business as it has been historically reported and are provided for comparative purposes only. Ashland Distribution's sales for the December 2010 quarter increased 17 percent over the year-ago quarter, to $856 million, but were down 6 percent sequentially. Volume per day increased 3 percent over the December 2009 quarter and was down 4 percent sequentially, due to typical seasonality in a number of end markets. Gross profit as a percent of sales of 8.8 percent in the December 2010 quarter reflected a 40-basis-point decline versus the prior-year quarter and 60 basis points sequentially. In total, pro forma EBITDA for the December 2010 quarter rose nearly 70 percent over the prior-year quarter, to $22 million, but declined 27 percent sequentially. The EBITDA margin of 2.6 percent reflected an 80-basis-point increase over the year-ago quarter, but was a 70-point decline sequentially.
After excluding key items, Ashland's effective tax rate for the December 2010 quarter was 26 percent. Ashland is updating its tax rate forecast for fiscal 2011 to the low 30-percent range.

Outlook
Commenting on Ashland's outlook, O'Brien said, "Each of our commercial units must continue to push through pricing to recover increases in raw material costs. Consumer Markets and Performance Materials have done quite well in this regard and were able to essentially offset all of the raw-material cost increases through the December quarter. Functional Ingredients also made significant headway, recovering roughly 70 percent of its cost increases since the December 2009 quarter, and we fully expect to recover the remainder. Water Technologies has lagged in its cost recovery, and we are taking more aggressive actions to restore margins."
Turning to Ashland's strategy, O'Brien continued, "The expected completion of the Ashland Distribution sale at the end of March will enhance our ability to implement our plans, and we are assessing all options at our disposal to maximize value creation. Each step we have taken during the last few years has moved us toward our vision of becoming a world-class, high-performing specialty chemical company. As we move forward in 2011, we are well-positioned to invest in and grow our businesses."

Conference Call Webcast
Today at 9 a.m. EST, Ashland will provide a live webcast of its first-quarter conference call with securities analysts. The webcast and supporting materials will be accessible through Ashland's website at http://investor.ashland.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Use of Non-GAAP Measures
This news release includes certain non-GAAP measures. Such measurements are not prepared in accordance with GAAP and should not be construed as an alternative to reported results determined in accordance with GAAP. Management believes the use of such non-GAAP measures assists investors in understanding the ongoing operating performance of the company and its segments. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP amounts have been reconciled with reported GAAP results in Tables 5, 6 and 7 of the financial statements provided below.

About Ashland
In more than 100 countries, the people of Ashland Inc. (NYSE: ASH) provide the specialty chemicals, technologies and insights to help customers create new and improved products for today and sustainable solutions for tomorrow. Our chemistry is at work every day in a wide variety of markets and applications, including architectural coatings, automotive, construction, energy, personal care, pharmaceutical, tissue and towel, and water treatment. Visit www.ashland.com to see the innovations we offer through our five commercial units – Ashland Aqualon Functional Ingredients, Ashland Hercules Water Technologies, Ashland Performance Materials, Ashland Consumer Markets (Valvoline) and Ashland Distribution.

- 0 -

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based upon a number of assumptions, including those mentioned within this news release. Performance estimates are also based upon internal forecasts and analyses of current and future market conditions and trends (including the ability to recover raw-material cost increases through price increases); management plans and strategies (including the expected closing of the sale of Ashland Distribution and the anticipated benefits to be realized from the sale); operating efficiencies and economic conditions; and legal proceedings and claims (including environmental and asbestos matters). Other risks and uncertainties include those that are described in filings made by Ashland with the Securities and Exchange Commission, including its most recent Form 10-K, which is available on Ashland's website at http://investor.ashland.com or at www.sec.gov. Ashland believes its expectations are reasonable, but cannot assure they will be achieved. Forward-looking information may prove to be inaccurate, and actual results may differ significantly from those anticipated. Ashland is not obligated to subsequently update or revise the forward-looking statements made in this news release.

(1) Preliminary Results
Financial results are preliminary until Ashland's quarterly report on Form 10-Q is filed with the U.S. Securities and Exchange Commission.

(2) Generally accepted accounting principles (U.S.)

Ashland Inc. and Consolidated Subsidiaries		Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)
	Three months ended
	December 31
	2010	2009

SALES	$1,433	$1,324

COSTS AND EXPENSES
Cost of sales	1,040	906
Selling, general and administrative expense	286	284
Research and development expense	20	20
	1,346	1,210
EQUITY AND OTHER INCOME	12	13

OPERATING INCOME	99	127
Net interest and other financing expense	(27)	(41)
Net gain on acquisitions and divestitures (a)	21	-
INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	93	86
Income tax expense	31	22
INCOME FROM CONTINUING OPERATIONS	62	64
Income from discontinued operations (net of income taxes) (b)	25	22
NET INCOME	$87	$86

DILUTED EARNINGS PER SHARE
Income from continuing operations	$.78	$.82
Income from discontinued operations	.31	.28
Net income	$1.09	$1.10

AVERAGE COMMON SHARES AND ASSUMED CONVERSIONS	80	78

SALES
Functional Ingredients	$216	$210
Water Technologies	451	443
Performance Materials	326	271
Consumer Markets	440	400
	$1,433	$1,324
OPERATING INCOME (LOSS)
Functional Ingredients	$19	$27
Water Technologies	24	39
Performance Materials	6	8
Consumer Markets	65	67
Unallocated and other (c)	(15)	(14)
	$99	$127

(a)
Includes a gain of $19 million for the three months ended December 31, 2010 related to the formation of an expanded global joint venture with Süd-Chemie AG. The gain is primarily attributable to the fair value remeasurement of the net assets contributed to the joint venture exceeding the recorded values.

(b)
Includes income of $23 million and $12 million for the three months ended December 31, 2010 and 2009, respectively, related to direct results of the Distribution business. Due to its expected sale, the direct results of this business have been presented as discontinued operations for each period presented in accordance with U.S. GAAP.

(c)
Includes $11 million and $13 million of costs for the three months ended December 31, 2010 and 2009, respectively, previously charged to the Distribution business. These costs include former Distribution liabilities that have been retained by Ashland such as pension, postretirement and environmental costs, as well as indirect corporate cost allocations previously charged to this business.

Ashland Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)

	December 31	September 30
	2010	2010
ASSETS
Current assets
Cash and cash equivalents	$374	$417
Accounts receivable	1,005	1,115
Inventories	497	447
Deferred income taxes	112	112
Held for sale (a)	656	693
Other assets	61	49
	2,705	2,833

Noncurrent assets
Auction rate securities	22	22
Goodwill	2,083	2,148
Intangibles	1,089	1,111
Asbestos insurance receivable	452	459
Deferred income taxes	336	336
Held for sale (a)	271	270
Other assets	623	514
	4,876	4,860

Property, plant and equipment
Cost	3,003	3,096
Accumulated depreciation and amortization	(1,235)	(1,258)
	1,768	1,838

Total assets	$9,349	$9,531

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt	$77	$71
Current portion of long-term debt	39	45
Trade and other payables	640	727
Accrued expenses and other liabilities	404	523
Held for sale (a)	274	321
	1,434	1,687

Noncurrent liabilities
Long-term debt (noncurrent portion)	1,114	1,108
Employee benefit obligations	1,368	1,372
Asbestos litigation reserve (noncurrent portion)	826	841
Deferred income taxes	149	145
Other liabilities	581	575
	4,038	4,041

Stockholders’ equity	3,877	3,803

Total liabilities and stockholders' equity	$9,349	$9,531

(a)	Primarily relates to assets and liabilities of the Distribution business that have qualified for held for sale classification in accordance with U.S. GAAP due to its expected sale.

Ashland Inc. and Consolidated Subsidiaries		Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Three months ended
	December 31
	2010	2009
CASH FLOWS (USED) PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Net income	$87	$86
Income from discontinued operations (net of income taxes)	(25)	(22)
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	73	74
Debt issuance cost amortization	4	6
Deferred income taxes	4	26
Equity income from affiliates	(3)	(6)
Distributions from equity affiliates	2	6
Gain from sale of property and equipment	(3)	(2)
Stock based compensation expense	4	3
Stock contributions to qualified savings plans	12	9
Net gain on acquisitions and divestitures	(21)	-
Change in operating assets and liabilities (a)	(172)	(125)
	(38)	55
CASH FLOWS (USED) PROVIDED BY INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(22)	(21)
Proceeds from disposal of property, plant and equipment	4	3
Purchase of operations - net of cash acquired	(5)	-
Proceeds from sale of operations or equity investments	21	-
Proceeds from sales and maturities of available-for-sale securities	-	44
	(2)	26
CASH FLOWS (USED) PROVIDED BY FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Proceeds from issuance of long-term debt	11	-
Repayment of long-term debt	(10)	(25)
Proceeds from short-term debt	6	6
Cash dividends paid	(12)	(6)
Proceeds from exercise of stock options	1	1
Excess tax benefits related to share-based payments	1	-
	(3)	(24)
CASH (USED) PROVIDED BY CONTINUING OPERATIONS	(43)	57
Cash (used) provided by discontinued operations
Operating cash flows	-	(7)
Investing cash flows	(1)	-
Effect of currency exchange rate changes on cash and cash equivalents	1	4
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(43)	54
Cash and cash equivalents - beginning of year	417	352
CASH AND CASH EQUIVALENTS - END OF PERIOD	$374	$406

DEPRECIATION AND AMORTIZATION
Functional Ingredients	$24	$27
Water Technologies	21	24
Performance Materials	18	13
Consumer Markets	9	9
Unallocated and other	1	1
	$73	$74
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
Functional Ingredients	$9	$10
Water Technologies	6	3
Performance Materials	3	2
Consumer Markets	3	3
Unallocated and other	1	3
	$22	$21

(a) Excludes changes resulting from operations acquired or sold.

Ashland Inc. and Consolidated Subsidiaries		Table 4
INFORMATION BY INDUSTRY SEGMENT
(In millions - preliminary and unaudited)
	Three months ended
	December 31
	2010	2009
FUNCTIONAL INGREDIENTS (a)
Sales per shipping day	$3.5	$3.4
Metric tons sold (thousands)	38.5	37.4
Gross profit as a percent of sales	31.2%	33.7%
WATER TECHNOLOGIES (a)
Sales per shipping day	$7.3	$7.2
Gross profit as a percent of sales	31.6%	36.6%
PERFORMANCE MATERIALS (a)
Sales per shipping day	$5.3	$4.4
Pounds sold per shipping day	4.5	4.0
Gross profit as a percent of sales	14.6%	18.4%
CONSUMER MARKETS (a)
Lubricant sales (gallons)	40.4	40.3
Premium lubricants (percent of U.S. branded volumes)	30.2%	28.3%
Gross profit as a percent of sales	30.9%	33.9%
DISTRIBUTION (a), (b)
Sales per shipping day	$13.8	$11.8
Pounds sold per shipping day	14.7	14.3
Gross profit as a percent of sales	8.8%	9.2%

(a)	Sales are defined as net sales. Gross profit as a percent of sales is defined as sales, less cost of sales divided by sales.
(b)	For the three months ended December 31, 2010 and 2009, results for Distribution have been reported as discontinued operations.

Ashland Inc. and Consolidated Subsidiaries						Table 5
RECONCILIATION OF NON-GAAP DATA - INCOME (LOSS) FROM CONTINUING OPERATIONS
(In millions - preliminary and unaudited)

	Three Months Ended December 31, 2010

	Functional Ingredients	Water Technologies	Performance Materials	Consumer Markets	Unallocated & Other	Total
OPERATING INCOME (LOSS)
Castings Solutions transaction and start up costs	$-	$-	$(2)	$-	$(1)	$(3)
Accelerated depreciation	-	-	(7)	-	-	(7)
All other operating income	19	24	15	65	(14)	109
Operating income	19	24	6	65	(15)	99

NET INTEREST AND OTHER FINANCING EXPENSE					(27)	(27)

NET GAIN ON ACQUISITIONS AND DIVESTITURES
Castings Solutions market valuation of contribution					19	19
MAP Transaction					2	2
					21	21

INCOME TAX (EXPENSE) BENEFIT
Research and development income tax credits					4	4
Castings Solutions market valuation of contribution					(16)	(16)
Other key items					3	3
All other income tax expense					(22)	(22)
					(31)	(31)

INCOME (LOSS) FROM CONTINUING OPERATIONS	$19	$24	$6	$65	$(52)	$62

	Three Months Ended December 31, 2009

	Functional Ingredients	Water Technologies	Performance Materials	Consumer Markets	Unallocated & Other	Total
OPERATING INCOME (LOSS)
All other operating income	$27	$39	$8	$67	$(14)	$127

NET INTEREST AND OTHER FINANCING EXPENSE					(41)	(41)

INCOME TAX (EXPENSE) BENEFIT
Discrete tax matters					6	6
All other income tax expense					(28)	(28)
					(22)	(22)

INCOME (LOSS) FROM CONTINUING OPERATIONS	$27	$39	$8	$67	$(77)	$64

Ashland Inc. and Consolidated Subsidiaries		Table 6
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)
	Three months ended
	December 31
Free cash flow	2010	2009
Total cash flows provided by operating activities
from continuing operations	$(38)	$55
Less:
Additions to property, plant and equipment	(22)	(21)
Cash dividends paid	(12)	(6)
Free cash flows	$(72)	$28

Ashland Inc. and Consolidated Subsidiaries		Table 7
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)
	Three months ended
	December 31
Adjusted EBITDA - Ashland Inc.	2010	2009
Operating income	$99	$127
Add:
Depreciation and amortization (a)	66	74
Key items (see Table 5)	10	-
Adjusted EBITDA	$175	$201

Adjusted EBITDA - Ashland Aqualon Functional Ingredients
Operating income	$19	$27
Add:
Depreciation and amortization	24	27
Key items (see Table 5)	-	-
Adjusted EBITDA	$43	$54

Adjusted EBITDA - Water Technologies
Operating income	$24	$39
Add:
Depreciation and amortization	21	24
Key items (see Table 5)	-	-
Adjusted EBITDA	$45	$63

Adjusted EBITDA - Performance Materials
Operating income	$6	$8
Add:
Depreciation and amortization (a)	11	13
Key items (see Table 5)	9	-
Adjusted EBITDA	$26	$21

Adjusted EBITDA - Consumer Markets
Operating income	$65	$67
Add:
Depreciation and amortization	9	9
Key items (see Table 5)	-	-
Adjusted EBITDA	$74	$76

(a)	Depreciation and amortization for the three months ended December 31, 2010 excludes $7 million of accelerated depreciation, which is displayed as a key item within this table.